Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

November 6, 2024

The Board of Directors

Kennametal Inc.

525 William Penn Place, Suite 3300

Pittsburgh, Pennsylvania 15219-2706

Ladies and Gentlemen:

We have acted as counsel to Kennametal Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of an automatic Registration Statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time pursuant to Rule 415, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”), of the Company’s (i) capital stock, par value $1.25 per share (the “Common Stock”); (ii) preferred stock, without par value (the “Preferred Stock”); (iii) debt securities (the “Debt Securities”); (iv) warrants to purchase Common Stock, Preferred Stock and/or Debt Securities or any combination thereof (the “Warrants”); (v) purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of Debt Securities, shares of Common Stock, Preferred Stock, Warrants, or any combination of the above (the “Purchase Contracts”); (vi) units consisting of Common Stock, Preferred Stock, one or more Debt Securities, Warrants or Purchase Contracts for the purchase of Common Stock, Preferred Stock and/or Debt Securities in one or more series, in any combination (the “Units”); and (vii) fractional interests in shares of Preferred Stock (the “Depositary Shares”). The Common Stock, the Preferred Stock, the Debt Securities, the Warrants, the Purchase Contracts, the Units and the Depositary Shares are collectively referred to as the “Securities”. Any Debt Securities may be convertible into or exchangeable for Common Stock or other Securities.

The Debt Securities may either be senior Debt Securities or subordinated Debt Securities. Unless otherwise specified in the applicable prospectus supplement, senior Debt Securities will be issued under the Indenture, dated as of February 14, 2012, between Kennametal and U.S. Bank National Association, as trustee (the “Trustee”), as it may be amended from time to time (the “Senior Indenture”), and subordinated debt securities may be issued under a “Subordinated Indenture” expected to be entered into between Kennametal and U.S. Bank National Association, as trustee (the “Subordinated Indenture”). The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in an amendment to the articles of incorporation. The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and the warrant agent appointed by the Company (the “Warrant Agent”). The Purchase Contracts will be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”). The Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and the unit agent appointed by the Company (the “Unit Agent”). The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued under one or more deposit agreements (each, a “Deposit Agreement”) to be entered into between the Company and the depositary appointed by the Company (the “Depositary Agent”). The Senior Indenture, Subordinated Indenture, Certificate of Designation, Warrant

ABU DHABI ◆ ASTANA ◆ ATHENS ◆ AUSTIN ◆ BEIJING ◆ BRUSSELS ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DUBAI ◆ FRANKFURT ◆ HONG KONG

HOUSTON ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH ◆ NEW YORK ◆ ORANGE COUNTY ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH

PRINCETON ◆ RICHMOND ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

November 6, 2024 Page 2

Agreement, Purchase Contract Agreement, Unit Agreement and Deposit Agreement are hereinafter referred to as the “Securities Documents”.

In that connection, we have reviewed originals or copies of the following documents:

(a)	the Senior Indenture;

(b)	the Subordinated Indenture;

(c)	the Registration Statement;

(d)	the Prospectus;

(e)	the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof; and

(f)

originals or copies of such other records of the corporate proceedings of the Company, certificates of public officials and of officers of the Company, agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of such documents, we have assumed the legal capacity of all natural persons whose signatures appear on any document, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

We also have assumed that (i) each party, other than the Company, to the Securities Documents had or will have the power, whether corporate or otherwise, to enter into and perform their respective obligations thereunder; (ii) each such party has or will have duly authorized, executed and delivered the Securities Documents, (iii) the Securities Documents are, or will be, the valid and binding obligations of each such party, enforceable against each such other party in accordance with their respective terms, (iv) any Securities issuable upon conversion, exchange or exercise of any Security being offered will, at the time of such offering or sale, have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise; and (v) any Securities issuable upon conversion, exchange or exercise of any Security being offered, when so issued, will have been duly authorized, executed and delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.

When (i) the Debt Securities have been duly authorized, (ii) the final terms thereof have been duly established and approved, (iii) the Debt Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the Senior Indenture or Subordinated Indenture, as applicable, (iv) the Debt Securities have been delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, and (v) the Debt Securities do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Debt Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Senior Indenture or Subordinated Indenture, as applicable.

November 6, 2024 Page 3

2.

When (i) the terms of issuance and sale of the shares of Common Stock have been duly approved by the Company in conformity with the Company’s articles of incorporation, (ii) all corporate action necessary for the issuance and sale of such shares has been taken, and such shares are issued in a manner consistent therewith, and (iii) such Common Stock shall have been delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, such shares of Common Stock will be validly issued, fully paid and non-assessable.

3.

When (i) the final terms of the shares of Preferred Stock have been duly established and approved by the Company in conformity with the Company’s articles of incorporation, (ii) certificates representing the Preferred Stock have been duly executed by the Company and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, and (iii) all corporate action necessary for the issuance and sale of the Preferred Stock has been taken, including the adoption and filing of an amendment to the articles of incorporation relating thereto, the Preferred Stock will be validly issued, fully paid and non-assessable.

4.

When (i) the Warrants and the applicable Warrant Agreement have been duly authorized, (ii) the final terms of the Warrants have been duly established and approved, (iii) certificates representing the Warrants have been duly executed by the Company and countersigned by the Warrant Agent in accordance with the applicable Warrant Agreement and delivered to the purchasers thereof against the consideration therefor duly approved by the Company, (iv) the applicable Warrant Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the Warrant Agent, and (v) all corporate action necessary for the issuance and sale of the Warrants has been taken, and assuming the Warrants do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and that the Company shall have such number of securities issuable upon exercise of the Warrants authorized and available for issuance, the Warrants will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the applicable Warrant Agreement.

5.

When (i) the Purchase Contracts and the applicable Purchase Contract Agreement have been duly authorized, (ii) the final terms of the Purchase Contracts have been duly established and approved, (iii) the Purchase Contracts have been duly executed by the Company in accordance with the applicable Purchase Contract Agreement and delivered to the purchasers thereof against the consideration therefor duly approved by the Company, and (iv) all corporate action necessary for the issuance and sale of the Purchase Contracts has been taken, and assuming the Purchase Contracts do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and that the Company shall have such number of securities issuable under the Purchase Contracts authorized and available for issuance, the Purchase Contracts will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the applicable Purchase Contract Agreement.

6.

When (i) the Units and the applicable Unit Agreement have been duly authorized, (ii) the final terms of the Units have been duly established and approved, (iii) certificates representing the Units have been duly executed by the Company and countersigned by the Unit Agent in accordance with the applicable Unit Agreement and delivered to the purchasers thereof against the consideration therefor duly approved by the Company, (iv) the applicable Unit Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the applicable Unit Agent, and (v) all corporate action necessary for the issuance and sale of the Units has been taken, and assuming that the Units do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the

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Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and that the Company shall have such number of securities underlying the Units authorized and available for issuance, the Units will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the applicable Unit Agreement.

7.

When (i) the Depositary Shares and the applicable Deposit Agreement have been duly authorized, (ii) the final terms of the Depositary Shares have been duly established and approved, (iii) the Depositary Receipts representing the Depositary Shares have been duly executed and countersigned by the Depositary Agent in accordance with the applicable Deposit Agreement and delivered to the purchasers thereof against the consideration therefor duly approved by the Company, (iv) the applicable Deposit Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the applicable Depositary Agent, and (v) all corporate action necessary for the issuance and sale of the Depositary Shares has been taken, the Depositary Shares will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the applicable Deposit Agreement.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; and (v) we express no opinion with respect to whether acceleration of any Debt Securities may affect the ability to collect any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the substantive laws of the State of New York (without reference to choice of law rules) and the federal law of the United States, all as in effect on the date hereof. We express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP